Franklin, Louisiana

FOR IMMEDIATE RELEASE

July 27, 2007

For More Information Contact:

Patrick Little

President and CEO

(337) 560-7151

TECHE HOLDING COMPANY REPORTS THIRD QUARTER EARNINGS

FRANKLIN, LA (AMEX: TSH)--Patrick Little, President and CEO of Teche Holding Company, holding company for Teche Federal Bank, today reported earnings for the Company for the third quarter of fiscal 2007 ended June 30, 2007.

Earnings for the nine months ended June 30, 2007, amounted to $5.1 million or $2.25 per diluted share, compared to $5.5 million or $2.39 per diluted share for fiscal 2006, a decrease of $0.14 per diluted share, or 5.9%.

Earnings for the quarter ended June 30, 2007 amounted to $1.6 million, or $0.71 per diluted share, compared to $1.9 million or $0.84 per diluted share for the same quarter in fiscal 2006, a decrease of $0.13 per share, or 15.5%, primarily due to increased non-interest expense compared to the same quarter in fiscal 2006.

“Last year was a record year of profitability for Teche. Earnings increased nearly 40% said Little. In the first nine months of fiscal year 2007, our earnings are nearly equal to our twelve months earnings in 2005 so we are on pace to have a very profitable year. However, a portion of our profits this year have been dedicated to investments in our future growth namely, new locations and personnel to serve our customers.”

The Company reported the following key achievements:
•	Total Deposits, fiscal year to date (in the past nine months), increased $30.2 million, or 5.6%, to $567.7 million, from $537.5 million at September 30, 2006.

•

Total SmartGrowth Deposits, fiscal year to date, increased $43.7 million, or 18.2%, to $284.0 million, from $240.3 million, amounting to 144.8% of deposit growth in the past nine months. SmartGrowth deposits now account for 50.0% of total deposits. Checking account deposits increased $16.3 million, or 13.8% to $134.3 million, from $118.0 million, amounting to 37.3% of deposit growth in the same period. Checking accounts now amount to 23.7% of all deposits.

•	Total Loans, fiscal year to date increased $32.2 million or 6.1% to $557.6 million from $525.4 million at September 30, 2006.
•

Total SmartGrowth Loans, fiscal year to date, increased $29.0 million or 8.6% to $365.5 million, from $336.5 million, amounting to 90.2% of loan growth in the past nine months. SmartGrowth loans now amount to 65.6% of all loans. Commercial Loans, fiscal year to date, increased $18.6 million to $155.6 million, or 13.6%, from $137.0 million at September 30, 2006.

•	Non-Interest income, for the nine-month period increased $1.2 million, or 12.3%, to $10.8 million, compared to $9.6 million for the same period in fiscal 2006.
•	Net Interest Margin for the nine-month period increased to 3.54% from 3.50% for the same period in 2006.
•	Net-Interest Income for the nine month period increased $0.6 million or 3.6% over the same period last year, to $17.3 million, compared to $16.7 million for fiscal 2006.
•	New Loans in the past nine months were $162.3 million, of which $132.1 million, or 81.4%, were SmartGrowth loans.
•	New Commercial Loans in the past nine months were $80.3 million, or 49.5% of all new loans, compared to $83.7 million for the same period in fiscal 2006.
•	New Consumer Loans in the past nine months were $21.9 million, or 13.5% of all new loans, compared to $17.3 million in the same period in fiscal 2006.
•	Dividends increased to $0.32 per share compared to $0.28 per share for the quarter ended June 30, 2006, an increase of 14.2%.

Deposit Growth

Total deposits, for fiscal 2007 (the past nine months) increased $30.2 million, or 5.6%, to $567.7 million, from $537.5 million.

SmartGrowth Deposits

SmartGrowth Deposits, consisting of checking accounts, savings accounts and money market accounts, for fiscal 2007 increased $43.7 million, or 18.2%, to $284.0 million from $240.3 million at September 30, 2006. This increase in SmartGrowth deposits amounted to 144.8% of deposit growth over the past nine-month period. Checking account balances increased $16.3 million, or 13.8%, to $134.3 million, from $118.0 million, amounting to 37.3% of the growth in deposits thus far in fiscal 2007. Checking accounts now amount to 23.7% of total deposits.

SmartGrowth Deposits at June 30, 2007, amounted to approximately 50.0% of all deposits compared to 44.7% at September 30, 2006.

Loan Growth

Loan growth, fiscal year to date, was $32.2 million, or 6.1%, to $557.6 million at June 30, 2007.

SmartGrowth Loans

SmartGrowth Loans, consisting of commercial loans, home equity loans, alternative mortgage loans and consumer loans, increased $29.0 million, or 8.6%, to $365.5 million from $336.5 million at September 30, 2006, primarily due to commercial and consumer loan growth.

For the nine-month period, commercial loans increased $18.6 million, or 13.6%, to $155.6 million, consumer loans increased $13.2 million, or 21.2% to $75.1 million from $61.9 million at September 30, 2006 primarily due to increases in mobile home and lot loans.

SmartGrowth Loans amounted to 65.6% of total loans at June 30, 2007 compared to 64.0% at September 30, 2006.

Net Interest Income

Interest Income for the nine months ended June 30, 2007, increased $3.0 million, or 10.5%, to $32.0 million compared to $29.0 million in fiscal 2006, primarily due to an increase in the loan portfolio.

Interest Expense for the nine months ended June 30, 2007, increased $2.4 million or 19.9%, to $14.7 million compared to $12.2 million for the same period in fiscal 2006, primarily due to an increase in deposit balances and rates.

Net-interest income for the 2007 nine-month period amounted to $17.3 million, compared to $16.7 million for the nine months ended June 30, 2006, an increase of $0.6 million, or 3.6%.

Interest Income for the quarter ended June 30, 2007, increased $1.0 million, or 10.1%, to $10.9 million, compared to $9.9 million for the same period in fiscal 2006, primarily due to an increase in the loan portfolio.

Interest Expense for the quarter ended June 30, 2007, increased $0.8 million, or 19.2% to $5.1 million, compared to $4.3 million in the same period for fiscal 2006 due primarily to an increase in deposit balances and rates.

Net-interest income for the three months ended June 30, 2007, amounted to $5.8 million compared to $5.7 million in the same quarter last year, an increase of $0.2 million or 3.2%.

The increase in net interest income was primarily due to growth in loan balances and increases in loan yields. These increases were offset somewhat by growth in deposit balances and increased rates on these same deposits.

Non-Interest Income

Nine months. Non-interest income for fiscal 2007 was $10.8 million, compared to $9.6 million for the same period in fiscal 2006, an increase of $1.2 million or 12.3%. Non-interest income for fiscal 2006 includes a $241,000 pre-tax gain on sale of unused land. Non-interest income for fiscal 2007 includes an $87,000 pre tax gain on sale of securities. Non-interest income for this period amounted to 38.5% of operating income. Deposit service charges amounted to 88.9% of total non-interest income for the nine-month period ended June 30, 2007, compared to 88.6% in 2006.

Three Months. Quarterly non-interest income was $3.6 million, compared to $3.4 million for the same period in fiscal 2006, an increase of $0.3 million, or 7.4%. Non-interest income amounted to 38.5% of operating revenue. Deposit service charges amounted to 90.9% of total non-interest income for this quarter, compared to 91.1% in 2006.

Non-Interest Expense

For the nine-month period, non-interest expense amounted to $20.1 million, compared to $18.0 million at September 30, 2006, an increase of $2.1 million, or 12.2%.

            Non-interest expense was $7.0 million compared to $6.1 million for the three months ended June 30, 2006, an increase of $0.9 million or 15.0%, primarily due to increases in compensation expense, expenses related to deposit services, expenses related to the requirements of the Sarbanes-Oxley Act of 2002, and an increase in professional expenses related to improvement of process efficiencies.

Asset Quality

Non-performing assets as a percent of total assets decreased to 0.58% at June 30, 2007, compared to 0.65% for the quarter ended March 31, 2007, and 0.73% at September 30, 2006.

“We are pleased with the steady reduction in non-performing assets,” said Little.

Increase in Dividends

Since June 12, 2003, Teche has increased dividends for seventeen consecutive quarters and currently pays a $0.32 per share quarterly dividend. Based on the closing price of our common stock at end of business on June 29, 2007, the annualized dividend yield was 2.94%. Based on dividends and diluted EPS fiscal year to date, the dividend payout ratio is 38.9%

Net Interest Margin

Net interest margin amounted to 3.54% for the nine months ended June 30, 2007, compared to 3.50% for the same period in fiscal 2006. For the quarter, Net Interest margin amounted to 3.53%, compared to 3.53% for the same quarter in fiscal 2006.

Net interest margin increased slightly for several reasons. First, an increase in checking account balances, tending to lower the cost of funds, and second an increase in commercial loan balances, tending to increase interest rates on loans.

“The continued execution of our SmartGrowth strategy, has positively affected our net interest margin,” said Little.

Teche Holding Company is the parent company of Teche Federal Bank, which operates twenty offices in South Louisiana and serves over 50,000 customers. Teche Federal Bank is the fourth largest publicly owned bank based in Louisiana with over $700 million in assets. Deposits at Teche Federal Bank are insured up to the legal maximum amount by the Federal Deposit Insurance Corporation (FDIC). Teche Holding Company’s common stock is traded under the symbol “TSH” on the American Stock Exchange.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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TECHE HOLDING COMPANY

(Dollars in thousands, except per share data)

Franklin, LA

Statements of Income

(UNAUDITED)

	Three Months Ended			Nine Months Ended
	June 30			June 30
	2007		2006	2007		2006

Interest Income	$10,917		$9,917		$32,000	$28.963
Interest Expense	5,079		4,261		14,681	12,243
Net Interest Income	5,838		5,656		17,319	16,720
Provision for Loan Losses	60		60		205	150
Net Interest Income after
Provision for Loan Losses	5,778		5,596		17,114	16,570
Other Income	3,649		3,395		10,747	9,613
Other Expenses	6,958		6,052		20,144	17,957
Income Before Gain on Sales of
Securities and Income Taxes	2,469		2,939		7,717	8,226
Gains on Sales of Securities	--		--		87	34
Income Taxes	852		1,013		2.679	2,742

Net Income	$1,617		$1,926		$5,125	$5,518

Selected Financial Data

Dividends Declared Per Share	$0.32		$0.28		$0.93	$0.81
Basic Earnings Per Common Share	$0.73		$0.86		$2.31	$2.44
Diluted Earnings Per Common Share	$0.71		$0.84		$2.25	$2.39
Annualized Return on Avg. Assets	0.91%		1.11%		0.97%	1.07%
Annualized Return on Avg. Equity	9.79%		12.40%		10.56%	11.91%
Annualized Return on Avg. Tangible Equity (1)	10.46%		13.35%		11.30%	12.84%
Net Interest Margin	3.53%		3.53%		3.54%	3.50%
Non Interest Income/Avg. Assets	2.05%		1.96%		2.04%	1.87%
Non Interest Expense/Avg. Assets	3.92%		3.50%		3.83%	3.49%
(1) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax-effected basis. The amount was calculated using the following information:
Annualized Return on Avg. Tangible Equity (1)
Average Stockholders’ Equity	$66,050		$62,117		$64,699	$61,751
Less average goodwill and other intangible assets, net of related income taxes	3,761		3,828		3,782	3,847
Average Tangible Equity	$62,289		$58,289		$60,917	$57,904

Net Income	$1,617		$1,926		$5,125	$5,518
Plus Amortization of core deposit intangibles, net of related income taxes	12		19		36	56
Net Income, as adjusted	$1,629	_	$1,945	$	_5,161	$5,574

TECHE HOLDING COMPANY

(Dollars in thousands, except per share data)

Franklin, LA

Balance Sheets

(UNAUDITED)

at

	June 30, 2007	Sept. 30, 2006

SmartGrowth Loans*	$365,476	$336,491
Mortgage Loans**	192,074	188,902
	557,550	525,393
Allowance for Loan Losses	(4,864)	(4,890)
Loans Receivable, Net	552,686	520,503

Cash and Securities	115,135	123,973
Goodwill and Other Intangibles	3,826	3,881
Foreclosed Real Estate	787	1,066
Other	41,630	36,327
TOTAL ASSETS	$714,064	$685,750

SmartGrowth Deposits***	$283,987	$240,308
Time Deposits	283,730	297,241
Total Deposits	567,717	537,549

FHLB Advances	73,562	77,386
Other Liabilities	7,073	7,206
Stockholders’ Equity	65,712	63,609
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$714,064	$685,750

Ratio of Equity to Assets	9.20%	9.28%
Tangible Equity to Tangible Assets (2)	8.72%	8.77%
Book Value per Common Share	$29.76	$28.68
Tangible Book Value Per Common Share (2)	$28.06	$26.95
Non-performing Assets/Total Assets	0.58%	0.73%
Shares Outstanding (in thousands)	2,208	2,218

*	Consumer, Commercial, Home Equity, and Alternative Mortgage Loans
**	Owner Occupied Conforming Mortgage Loans
***	Checking, Money Market and Savings Deposits

(2) Eliminates the effect of goodwill and the core deposit intangible assets and the related accumulated amortization on a tax-effected basis. The amount was calculated using the following information:

Stockholders’ Equity	$65,712	$63,609
Less goodwill and other Intangible
assets, net of related income taxes	(3,761)	(3,835)
Tangible Stockholders’ Equity	$61,951	$59,774

Total Assets	$714,064	$685,750
Less goodwill and other Intangible
assets, net of related income taxes	(3,761)	(3,835)
Total Tangible Assets	$710,303	$681,915